Exhibit 99.5

Unaudited Pro Forma Condensed Consolidated Financial Information

Unaudited Pro Forma Condensed Consolidated Financial Information of Pepco Holdings, Inc. as of June 30, 2010, and for the six months ended June 30, 2010

On July 1, 2010, Pepco Holdings, Inc (PHI) completed the sale of its Conectiv Energy wholesale power generation business to Calpine Corporation (Calpine). Under the terms of the Purchase Agreement, dated April 20, 2010, the $1.65 billion sale price was subject to several adjustments, including a $49 million payment for the estimated value of the fuel inventory at the time of the closing and a $60 million reduction in the closing payment attributable to lower capital expenditures incurred by PHI than was anticipated at the time of execution of the Purchase Agreement for Conectiv Energy’s 565 megawatt combined cycle generating facility that is under construction (known as the Delta Project) during the period from January 1, 2010 through the date of the closing. After giving effect to these and other adjustments, PHI received proceeds at the closing in the amount of approximately $1.63 billion (subject to possible post-closing adjustments).

The sale of the wholesale power generation business to Calpine is part of a plan approved by the Board of Directors on April 20, 2010, for the disposition of PHI’s Conectiv Energy segment. The plan also includes the liquidation, within the succeeding twelve months, of all of Conectiv Energy’s load service supply contracts, energy hedging portfolio, certain tolling agreements and other assets not included in the sale to Calpine. As a result of the adoption of the plan of disposition, PHI reported the results of operations of the former Conectiv Energy segment as a discontinued operation for all periods presented in the Consolidated Statements of Income for the three and six months ended June 30, 2010 and 2009 included in PHI’s Form 10-Q filed on August 6, 2010.

The following unaudited pro forma condensed consolidated financial statements are presented for PHI to illustrate the effects solely of the sale of the Conectiv Energy wholesale power generation business to Calpine and the use of the net proceeds to pay transaction costs and related income taxes and to retire outstanding debt. These unaudited pro forma condensed consolidated financial statements do not reflect any adjustments for the liquidation of the business operations not included in the sale to Calpine. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 illustrates the estimated effects of the sale to Calpine as if the transaction had occurred on June 30, 2010. The unaudited pro forma condensed consolidated statement of income from continuing operations for the six months ended June 30, 2010 illustrates the estimated effects of the sale as if the transaction had occurred at the beginning of the period. The pro forma adjustments and assumptions are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements have been prepared using assumptions and estimates that PHI believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of PHI. However, management believes that the estimates and assumptions used provide a reasonable basis for presenting the significant effects of the sale of its Conectiv Energy wholesale power generation business. Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with accounting principles generally accepted in the United States of America.

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 and the unaudited pro forma condensed consolidated statement of income from continuing operations for the six months ended June 30, 2010 should be read in conjunction with (i) the historical financial statements of PHI for the six months ended June 30, 2010 (unaudited) filed with the Securities and Exchange Commission (SEC) on Form 10-Q on August 6, 2010 and (ii) the historical financial statements of PHI for the years ended December 31, 2009, 2008 and 2007 originally filed with the SEC on Form 10-K on February 26, 2010, as revised in Exhibit 99.3 of the Form 8-K filed on September 17, 2010.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FROM CONTINUING OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

	As Reported	Pro Forma Adjustments (Note 2)		Pro Forma, as Adjusted
	(millions of dollars, except per share data)
Operating Revenue
Power Delivery	$2,411	$—		$2,411
Pepco Energy Services	1,023	—		1,023
Other	21	—		21

Total Operating Revenue	3,455	—		3,455

Operating Expenses
Fuel and purchased energy	2,377	—		2,377
Other services cost of sales	47	—		47
Other operation and maintenance	410	—		410
Depreciation and amortization	182	—		182
Other taxes	197	—		197
Deferred electric service costs	(82)	—		(82)

Total Operating Expenses	3,131	—		3,131

Operating Income	324	—		324

Other Income (Expenses)
Interest expense	(172)	38	(a)	(134)
Gain (loss) from equity investments	(1)	—		(1)
Other income	11	—		11

Total Other Expenses	(162)	38		(124)

Income from Continuing Operations Before Income Tax Expense	162	38		200
Income Tax Expense related to Continuing Operations	58	15	(b)	73

Net Income from Continuing Operations	$104	$23		$127

Basic and Diluted Share Information
Weighted average shares outstanding (millions)	223			223

Earnings per share of common stock from continuing operations	$.47			$.57

The accompanying Notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Income from Continuing Operations.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2010

	As Reported	Pro Forma Adjustments (Note 2)		Pro Forma, as Adjusted
	(millions of dollars)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$34	$—	(c)	$34
Restricted cash equivalents	9	—		9
Accounts receivable, net	1,034	—		1,034
Inventories	129	—		129
Derivative assets	30	—		30
Prepayments of income taxes	154	—		154
Deferred income tax assets, net	109	—		109
Prepaid expenses and other	84	—		84
Conectiv Energy assets held for sale	281	(90	)(c)	191

Total Current Assets	1,864	(90)		1,774

INVESTMENTS AND OTHER ASSETS
Goodwill	1,407	—		1,407
Regulatory assets	1,804	—		1,804
Investment in finance leases held in trust	1,396	—		1,396
Income taxes receivable	134	—		134
Restricted cash equivalents	3	—		3
Assets and accrued interest related to uncertain tax positions	14	—		14
Derivative assets	10	—		10
Other	193	(3	)(d)	190
Conectiv Energy assets held for sale	19	(1	)(c)	18

Total Investments and Other Assets	4,980	(4)		4,976

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	11,745	—		11,745
Accumulated depreciation	(4,303)	—		(4,303)

Net Property, Plant and Equipment	7,442	—		7,442
Conectiv Energy assets held for sale	1,587	(1,582	)(c)	5

Total Property, Plant and Equipment	9,029	(1,582)		7,447

TOTAL ASSETS	$15,873	$(1,676)		$14,197

The accompanying Notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Balance Sheet.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2010

	As Reported	Pro Forma Adjustments (Note 2)		Pro Forma, as Adjusted
	(millions of dollars)
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term debt	$988	$(388	) (d)	$600
Current portion of long-term debt and project funding	1,051	(944	) (d)	107
Accounts payable and accrued liabilities	649	—		649
Capital lease obligations due within one year	7	—		7
Taxes accrued	99	—		99
Interest accrued	68	(22	) (d)	46
Derivative liabilities	73	—		73
Other	302	—		302
Liabilities associated with Conectiv Energy assets held for sale	164	(46	) (c)	118

Total Current Liabilities	3,401	(1,400)		2,001

DEFERRED CREDITS
Regulatory liabilities	536	—		536
Deferred income taxes, net	2,604	(198	) (d)	2,406
Investment tax credits	33	—		33
Pension benefit obligation	283	—		283
Other postretirement benefit obligations	416	—		416
Income taxes payable	7	—		7
Liabilities and accrued interest related to uncertain tax positions	94	—		94
Derivative liabilities	41	—		41
Other	156	—		156
Liabilities associated with Conectiv Energy assets held for sale	23	—		23

Total Deferred Credits	4,193	(198)		3,995

LONG-TERM LIABILITIES
Long-term debt	3,595	—		3,595
Transition bonds issued by ACE Funding	351	—		351
Long-term project funding	16	—		16
Capital lease obligations	89	—		89

Total Long-Term Liabilities	4,051	—		4,051

COMMITMENTS AND CONTINGENCIES
EQUITY	4,228	(78	) (c)(d)	4,150

TOTAL LIABILITIES AND EQUITY	$15,873	$(1,676)		$14,197

The accompanying Notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Financial Balance Sheet.

Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statement of Income from Continuing Operations

(1) Basis of Presentation

On July 1, 2010, Pepco Holdings, Inc completed the sale of its Conectiv Energy wholesale power generation business to Calpine Corporation. Under the terms of the Purchase Agreement, dated April 20, 2010, the $1.65 billion sale price was subject to several adjustments, including a $49 million payment for the estimated value of the fuel inventory at the time of the closing and a $60 million reduction in the closing payment attributable to lower capital expenditures incurred by PHI than was anticipated at the time of execution of the Purchase Agreement for Conectiv Energy’s 565 megawatt combined cycle generating facility that is under construction (known as the Delta Project) during the period from January 1, 2010 through the date of the closing. After giving effect to these and other adjustments, PHI received proceeds in the amount of approximately $1.63 billion (subject to possible post-closing adjustments).

The sale of the wholesale power generation business to Calpine is part of a plan approved by the Board of Directors on April 20, 2010, for the disposition of PHI’s Conectiv Energy segment. The plan also includes the liquidation, within the succeeding twelve months, of all of Conectiv Energy’s load service supply contracts, energy hedging portfolio, certain tolling agreements and other assets not included in the sale to Calpine. As a result of the adoption of the plan of disposition, PHI reported the results of operations of the former Conectiv Energy segment as a discontinued operation for all periods presented in the Consolidated Statements of Income for the three and six months ended June 30, 2010 and 2009 included in PHI’s Form 10-Q filed on August 6, 2010.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010, solely illustrates the estimated effect of the sale of the Conectiv Energy wholesale power generation business to Calpine, and the use of the proceeds to pay transaction costs and related income taxes and to retire outstanding debt, as if the transaction had occurred on June 30, 2010. The unaudited pro forma condensed consolidated statement of income from continuing operations for the six months ended June 30, 2010 illustrates the estimated effects of the sale of the wholesale power generation business to Calpine and the use of the proceeds as if the transaction had occurred at the beginning of the period. The pro forma adjustments and assumptions are described in Note 2 below.

The unaudited pro forma condensed consolidated financial statements do not reflect any adjustments for the liquidation of the business operations not included in the sale to Calpine. The estimated after-tax proceeds from the liquidation of these business operations would be used to retire additional short-term debt. The retirement of additional short-term debt and the related reduction in interest expense are not expected to be material in relation to the pro forma condensed consolidated financial information taken as a whole.

(2) Pro Forma Adjustments and Assumptions

(a)	Reflects reduction in interest expense related to the repayment of short-term debt and long-term debt as described in (d) below.

(b)	A combined federal and state income tax rate of 40% has been assumed for the purposes of these unaudited pro forma condensed consolidated financial statements.

(c)	Reflects the elimination of assets and liabilities included in the sale of PHI’s Conectiv Energy wholesale power generation business to Calpine. During the second quarter of 2010, PHI recorded an after-tax charge of $81 million related to the Calpine transaction. In addition, PHI currently expects additional after-tax charges related to the Calpine transaction of approximately $7 million in the third quarter of 2010, which has been reflected as a pro forma adjustment to Equity.

(d)	Reflects the retirement of outstanding short-term and long-term debt (including related discounts and deferred issuance costs), payments of accrued interest on short-term and long-term debt and payment of estimated income taxes, each resulting from the use of cash proceeds from the sale of the wholesale power generation business to Calpine.

The after-tax debt extinguishment costs, representing an additional pro forma adjustment to Equity, were approximately $71 million, primarily representing the aggregate after-tax premiums paid to holders of the long-term debt in July 2010 in connection with the early retirement of that debt.

PHI used the net after-tax proceeds from the sale of its Conectiv Energy wholesale power generation business to reduce its short-term and long-term debt. The pro forma adjustments take into account the following:

•

The repurchase on July 2, 2010, of $640 million in principal amount of 6.45% Senior Notes, at an aggregate purchase price of $713 million, plus accrued interest, pursuant to a cash tender offer commenced on June 21, 2010.

•	The redemption on July 8, 2010, of the $110 million balance of the outstanding 6.45% Senior Notes at an aggregate redemption price of $122 million, plus accrued interest.

•

The repurchase on July 20, 2010 of $129 million in principal amount of 6.125% Senior Notes due 2017 at an aggregate redemption price of $145 million, plus accrued interest, pursuant to a cash tender offer commenced on June 21, 2010.

•

The repurchase on July 20, 2010 of $65 million in principal amount of 7.45% Senior Notes due 2032, at an aggregate redemption price of $78 million, plus accrued interest, pursuant to a cash tender offer commenced on June 21, 2010.

•	The repayment on July 1, 2010, of an outstanding short-term debt balance in the amount of $450 million, plus accrued interest, under a Credit Agreement entered into on April 20, 2010.

•

An increase in short-term debt borrowings in the amount of $62 million to contribute toward the funding of expected income tax payments related to the sale and premium payments incurred in connection with the long-term debt retirements as described above.